FOURTH AMENDED AND RESTATED FUNDS' SERVICE AGREEMENT

         This Fourth Amended and Restated Funds' Service Agreement, made as the 15th day of June, 2001 (the "Agreement"), between and among the investment companies registered under the Investment Company Act of 1940 ("1940 Act"), whose names are set forth on the signature page of this Agreement, which together with any additional investment companies which may become a party to this Agreement pursuant to Section 5.4 are collectively called the "Funds"; and The Vanguard Group, Inc., a Pennsylvania corporation ("Service Company").
         Whereas, each of the Funds has heretofore determined (as evidenced by, among many documents, prior versions* of this Agreement (the "Prior Agreements"), and by prospectuses and proxy statements of the Funds related thereto): (i) to manage and perform the corporate management, administrative and share distribution functions required for its continued operation, (ii) to create a structure which enhances the independence of the Funds from the providers of external services, (iii) to share, on an equitable and fair basis, with all of the other Funds the expenses of establishing the means to accomplish these objectives at the lowest reasonable cost; and
         Whereas, each of the Funds: (i) has heretofore determined that these objectives can best be accomplished by establishing a company: (a) to be wholly-owned by the Funds; (b) to provide corporate management, administrative, and distribution services, and upon the reasonable request of any Fund to provide other service to such Fund at cost; (c) to employ the executive, managerial, administrative, secretarial and clerical personnel necessary or appropriate to perform such services; and (d) to acquire such assets and to obtain such facilities and equipment as are necessary or appropriate to carry out such services, and to make those assets available to the Funds; and (ii) since May 1, 1975 (or the commencement of its operations after this date) has utilized Service Company, pursuant to the provisions of the Prior Agreements; and
         Whereas, each of the Funds has further heretofore recognized that it may, from time to time, be in the best interests of the Funds (i) for Service Company to provide similar services to investment companies other than the Funds, (ii) for the Funds to organize, from time to time, new investment companies which are intended to become parties to this Agreement; and, (iii) for Service Company to engage in business activities (directly or through subsidiaries), supportive of the Funds' operations as investment companies; and
         Whereas, each of the Funds desires to enter into a completely integrated Fourth Amended and Restated Funds' Service Agreement with the other Funds to (i) set forth the current terms and provisions of the relationships which the Funds have determined to establish; and (ii) make non-substantive amendments to the Amended and Restated Funds' Service Agreement, including correcting the names of the Funds set forth on the signature page of this Agreement.
         Now, Therefore, each Fund agrees with each and all of the other Funds, and with Service Company, as follows:



--------------------------------
* Funds' Service Agreement dated May 1, 1975; an Amended and Restated Funds' Service Agreement dated October 1, 1977; and an Amended and Restated Funds' Service Agreement dated May 10, 1993, and an Amended and Restated Funds' Service Agreement dated January 1, 1996, as therefore amended.

                I. CAPITALIZATION AND ASSETS OF SERVICE COMPANY

         1.1 Capital and Assets. To provide the Service Company with the cash and with the office space, facilities and equipment necessary for it to discharge its responsibilities hereunder, each Fund agrees:
            A. To make cash investments in the Service Company as provided in Sections 1.2, 1.3 and 1.4.
            B. To assign and transfer to Service Company on and after May 1, 1975 any and all right, title and interest which the Funds may have in any office facilities and equipment necessary for it to discharge its responsibilities and in any other assets which Service Company may develop or acquire, subject only to the rights reserved in
         Section 1.6 (concerning certain major assets). Section 5.2 (concerning rights upon withdrawal) and Section 5.3 (concerning rights upon termination) of the Agreement.
         1.2 Cash Investments in Service Company. To provide Service Company with such cash as may be necessary or appropriate from time to time to accomplish the purposes of the Funds and to discharge its responsibilities hereunder, each Fund agrees to purchase, for cash, shares of common stock of Service Company ("Shares") or such other securities of Service Company (hereafter referred to as "other securities") upon the favorable vote of the holders of a majority of the Shares adopting a resolution setting forth the terms and provisions of the purchase. Provided, however, that:
            A. Without the consent of all of the Funds, the date for the purchase of Shares or other securities shall not be less than 15 days following the date on which the resolution is approved by the shareholders.
            B. The cash purchase price to be paid by any Fund for the Shares or other securities, expressed as a percentage of the total purchase price for the additional securities to be paid by all of the Funds shall not exceed the percentage which the then current net assets of the Fund bears to the aggregate current net assets of all of the Funds as of the most recent month-end preceding the purchase date.
         1.3 Periodic Adjustments of Cash Investments. To maintain and re-establish periodically a fair and proportionate ratio of cash investments by each Fund in the Service Company as compared to its then current net assets, each Fund agrees to purchase from one or more of the other Funds, or to sell one or more of the Funds, sufficient Shares or other securities to re-establish the ratio.
            A. Such purchases and sales shall be made (1) as of the last business day of any month upon the addition or withdrawal of any Fund as a party to this Agreement, provided that if the addition or withdrawal of a Fund creates no material disparity in the ratios (as determined by the Service Company's Board of Directors), and no Fund requests that an adjustment be made, the adjustment may be deferred until the close of the Service Company's fiscal year; (2) in connection with additional investments pursuant to Section 1.2; and (3) annually as of the close of the Service Company's fiscal year, on a date fixed by Service Company's Board of Directors within 90 days after the close of the fiscal year unless there is no material disparity in the ratios (as determined by the Service Company's Board of Directors) and no Fund requests that an adjustment be made.
            B. The cash purchases and sale price of the Share or other securities shall be for each Fund (1) in the case of Shares, the fair market value of Shares determined in accord with generally accepted accounting principles and procedures established by the Board of Directors of Service Company; and (2) in the case of debt securities, the face value thereof.
            C. Unless specifically required by applicable law, the issuance and transfer of Shares or other securities of Service Company, and the cash investments of the Funds in Service Company, may be evidenced by proper records of Service Company; and no certificates need be issued.
         1.4 Limitation Upon Funds' Obligations to Make Cash Investments or Purchases. Notwithstanding the provisions of Sections 1.1, 1.2 and 1.3 above, no Fund shall be obligated to purchase Shares or other securities of Service Company if, as a result of such purchase the Fund would thereby have invested in cash a total of more than 0.40% of its then current net assets in Shares or other securities of Service Company.
         1.5 Restrictions on Transfer of Shares or Other Securities. Each Fund agrees that it will not, without the written consent of all other parties to this Agreement, transfer or dispose of or encumber any of its Shares or other securities of Service Company except as provided in this Agreement, and that, if issued, each certificate for Shares or other securities of Service Company will be stamped with a legend referring to this restriction.
         1.6 Assets of Service Company. The Funds agree that Service Company may acquire, by purchase or lease, office space, furniture, equipment, supplies, files, records, computer hardware and software, and other assets necessary or appropriate for the discharge of the Service Company's responsibilities hereunder. Each of the Funds hereby assigns and transfers to Service Company, any and all right, title and interest that it may have or hereafter acquire in any such assets, subject to the rights of each Fund (A) to receive the then fair value of such assets upon the purchase or sale of Shares pursuant to this Agreement, (B) to the continued use of such assets in the administration of the business affairs of a Fund so long as the Fund remains a party to this Agreement.
         1.7 Borrowing by Service Company. The Funds agree that Service Company may borrow money, and may issue a note or other security in connection with such borrowing, as long as such borrowing, is in connection with the discharge of Service Company's responsibilities hereunder and is undertaken in accord with procedures approved by the Service Company's Board of Directors.


             II. SERVICES TO BE OBTAINED INDEPENDENTLY BY EACH FUND

         2.1 Services and Expenses. Each Fund shall, at its own expense, obtain from Service Company or an outside vendor (as that Fund's Board of Directors shall determine):
            A. Services of an independent public accountant.
            B. Services of outside legal counsel.
            C. Transfer agency services, including "shareholder services."
            D. Custodian, registrar and dividend disbursing services.
            E. Brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio.
            F. Investment advisory services.
            G. Taxes and other fees applicable to its operations.

            H. Costs incident to its annual or special meetings of shareholders, including but not limited to legal and accounting fees, and the preparations, printing and mailing of proxy materials.
            I. Directors' fees.
            J. Costs incurred in the continued maintenance of its corporate existence, including reports to shareholders and government agencies, and the expenses, if any, attributable to the registration of the Fund's shares with Federal and state regulatory authorities.
            K. And, in general and except as provided in Section 3.2(B), any other costs directly attributable to and identified with a particular Fund or Funds rather than all Funds which are parties to this Agreement.
         2.2 Disbursement of Payment for These Services. Notwithstanding the provisions of Section 2.1 above, Service Company may, as agent for any Fund, disburse to third parties payments for any of the foregoing services or expenses. Each Fund shall reimburse Service Company promptly for such disbursements made on behalf of the Fund.


           III. SERVICES PROVIDED BY AND EXPENSES OF SERVICE COMPANY

         3.1 Services to be Provided to Funds. Service Company shall with respect to each Fund, subject to the direction and control of the Board of Directors and officers of the Fund:
            A. Manage, administer and/or conduct the general business activities of the Fund.
            B. Provide the personnel and obtain the office space, facilities and equipment necessary to perform such general business activities under the direction of the Funds' executive officers (who may also be officers of Service Company) who will have the full responsibility for the general management of these functions.
            C. Establish wholly-owned subsidiaries, and supervise the management and operations of such subsidiaries, as are necessary or appropriate to carry on or support the business activities of the Fund; and authorize such subsidiaries to perform such other functions for the Fund, including organizing new investment companies which are intended to become parties to this Agreement pursuant to Section 5.4, as Service Company's Board of Directors shall determine.
         No provisions hereof shall prohibit the Service Company from performing such additional services to the Fund as the Fund's Board of Directors may appropriately request and which two-thirds of the shareholders of the Service Company shall approve.
         3.2 Expenses of Operation of Service Company. Each of the Funds agrees to pay to the Service Company, within 10 days after the last business day of each month or at such other time as agreed to by the Fund and the Service Company, the Fund's portion of the actual costs of operation of Service Company for each monthly period, or for such other period as is agreed upon, during which the Fund is a party to this Agreement.
            A. Corporate Management and Administrative Expenses. A Fund's portion of the cost of operation of Service Company shall mean its share of the direct and indirect expenses of Service Company's providing corporate management and administrative services, including distribution services of an administrative nature, as allocated among the Funds with Allocation of indirect costs based on one or more of the following methods of allocation:

              (1) Net Assets: The proportionate allocation of expenses based upon the value of each Fund's net assets, computed as a percentage of the value of total net assets of all Funds receiving services from Service Company, determined at the end of the last preceding monthly period.
              (2) Personnel Time: The proportionate allocation of expenses based upon a summary by each Fund of the time spent by each employee who works directly on the affairs of one or more of the Funds, computed as a percentage of the total time spent by such employee on the affairs of all of the Funds.
              (3) Shareholder Accounts: The proportionate allocation of expenses based upon the number of each Fund's shareholder accounts and transaction activity in those accounts, measured over a period of time, relative to the total number of shareholder accounts and transaction activity in those accounts for all Funds receiving number of portfolio transactions for all Funds receiving services from the Service Company during such period.
              (4) Such other  methods of  allocation  as may be approved by the
            Board of Directors of the Service Company based upon its determination that the allocation method is fair to each Fund in view of (i) the nature, amount and purpose of the expenditure,
            (ii) the benefits, if any, to be derived directly by each Fund relative to the benefits derived by other Funds, (iii) the need or desirability for the Funds as a group to provide competitive investment programs and services at competitive prices for the group to survive and grow, (iv) the benefits which each Fund derives by being a member of a strong Fund group, and (v) such other factors as the Board considers relevant to the specific expenditure and allocation.
            B. Distribution Expenses. Each of the Funds expressly agrees to pay to Service Company, as requested, the Fund's portion of the actual cost of distributing shares of the Funds, which shall mean its share of all of the direct and indirect expenses of a marketing and promotional nature including, but not limited to, advertising, sales literature, and sales personnel, as well as expenditures on behalf of any newly organized registered investment company which is to become a party of this Agreement pursuant to Section 5.4. The cost of distributing shares of the Funds shall not include distribution-related expenses of an administrative nature, which shall be allocated among the Funds pursuant to Section 3.2(A). Distribution expenses of a marketing and promotional nature shall be allocated among the Funds in the manner approved by the Securities and Exchange
         Commission in Investment Company Act Release No. 11645 (Feb. 25, 1981):
              (1) 50% of these  expenses  will be  allocated  based upon each
            Fund's  average  month-end  assets  during the preceding  quarter relative to the average month-end assets during the preceding quarter of the Funds as a group.
              (2) 50% of these  expenses  will be allocated  initially  among the Funds based upon each Fund's sales for the 24 months ended with the last day of the preceding quarter relative to the sales of the Funds as a group for the same period. (Shares issued pursuant to a reorganization shall be excluded from the sales of a Fund and the Funds as a group.)
              (3) Provided, however, that no Fund's aggregate quarterly
            contribution for distribution expenses, expressed as a percentage of its assets, shall exceed 125% of the average expenses for the Funds as a Group, expressed as a percentage of the total assets of the Funds. Expenses not charged to a particular Fund(s) because of this 125% limitation shall be reallocated to other Funds on iterative basis; and that no Fund's annual expenses for distribution shall exceed 0.2% of its average month-end net assets.


                       IV. CONCERNING THE SERVICE COMPANY

         4.1 Name.   Each Fund acknowledge and agrees:
            A. That the name "The Vanguard Group, Inc.", and any variants thereof used to identify (1) the Funds as a group, (2) any Fund as a member of a group being served by Service Company, or (3) any other person as being served or related to Service Company (whether now in existence or hereafter created), shall be the sole and exclusive property of Service Company, its affiliates, and its successors.
            B. That Service Company shall have the sole and exclusive right to permit the use of said name or variants thereof so long as this Agreement or any amendments thereto are effective.
            C. That upon its withdrawal from this Agreement and upon the written request of Service Company, the Fund shall cease to use, or in any way to refer to itself as related to, "The Vanguard Group, Inc." or any variant thereof.
            The foregoing agreements on the part of each Fund are hereby made binding upon it, its directors, officers, shareholders and creditors and all other persons claiming under or through it.
         4.2 Services to Others. The Service Company may render services to any person other than the Funds so long as:
            A. The services to be rendered to the Funds hereunder are not impaired thereby.
            B. The terms and provisions upon which the services are to be rendered have been approved by the holders of a majority of the Shares.
            C. The services rendered for compensation and, to the extent achievable, for the purpose of gaining a profit thereon.
            D. Any income earned and fees received by Service Company shall be used to reduce the total costs and expenses of Service Company.
         4.3 Books, Records, and Audits of Service Company. The Service Company, and any subsidiary established pursuant to Section 3.1(C), shall maintain complete, accurate, and current books, records, and financial statements concerning its activities. To the extent appropriate, it will preserve said records in the manner and for the periods prescribed by law. Financial records and statements shall be kept in accord with generally accepted accounting principles and shall be audited at least annually by independent public accountants (who may also be accountants for any of the Funds). Within 120 days after the close of Service Company's fiscal year, it shall deliver to each Fund a copy of its audited financial statements for that year and the accountants report thereon. Service Company, on behalf of itself and any subsidiary, acknowledges that all of the records they shall prepare and maintain pursuant to this Agreement shall be the property of the Funds and that upon a request of any Fund they shall make the Fund's records available to it, along with such other information and data as are reasonably requested by the Fund, for inspection, audit or copying, or turn said records over to the Fund.

         4.4 Indemnification.
            A. Each Fund (herein the "Indemnitor") agrees to indemnify, hold harmless, and reimburse (herein "indemnify") every other Fund, Service Company and/or any subsidiary of Service Company (herein the "Indemnitee"):
              (1) which Indemnitee (a) was or is a party to, or is threatened to be made a party to, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (herein a "suit"), or (b) incurs an actual economic loss or expense (herein a "loss").
              (2) if: (a) such suit or loss arises from an action or failure to act, event, occurrence, transaction, or other analogous happening (herein an "event") under circumstances in which the Indemnitee is involved in a suit or incurs a loss.
                 (i) as a result substantially of, or attributable primarily to, its being a party to this Agreement, or to its indirect participation in transactions contemplated by this Agreement;
              and
                 (ii) where the suit or loss arises primarily and substantially from an event related primarily and substantially to the business and/or operations of the Indemnitor; and
              (b) an independent third party, who may but need not be legal counsel for the Funds, advises the Funds in writing (i) that the condition set forth in "(1)" and "(2)(a)" have occurred and (ii) that the Indemnitee is without significant fault or responsibility for the suit or loss as measured by the comparative conduct of the Indemnitor and Indemnitee and by the purposes sought to be accomplished by this Agreement.
            B. The financial obligations of the Indemnitor under this Section shall be limited to:
              (1) In the case of a suit, to expenses (including attorneys'
            fees), actually incurred by the Indemnitee. The termination of any suit by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee is not entitled to be indemnified hereunder.
              (2) In the case of an event, to losses and/or expenses (including attorney's fees) actually incurred by the Indemnitee. The Indemnitee shall not be liable financially hereunder for lost profits in the case of either a suit or loss.
            C. Expenses incurred in defending a suit or resolving an event may be paid by the prospective Indemnitor in advance of the final disposition of such suit or event if authorized by the Board of Directors of the prospective Indemnitor in the specific case upon receipt of an undertaking by or on behalf of the prospective indemnitee to repay such amount unless it shall ultimately be determined that the Indemnitee is entitled to be indemnified by the Indemnitor as provided in this Section.
            D. The indemnification provided by this section shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any agreement or otherwise.

                              V. TERM OF AGREEMENT

         5.1 Effective Period. This Agreement shall become effective on the date first written above, and shall continue in full force and effect as to all parties hereto until terminated or amended by mutual agreement of all parties hereto. The withdrawal pursuant to Section 5.2(A) or 5.2(B) of one or more of the Funds from this agreement shall not affect the continuance of this Agreement except as to the parties withdrawing.
         5.2 Withdrawal from Agreement.
            A. Any Fund may elect to withdraw from this Agreement effective at the end of any monthly period by giving at least 90 days' prior written notice to each of the parties to this Agreement. Upon the written demand of all other Funds which are parties to this Agreement a Fund shall withdraw, and in the event of its failure to do so shall be deemed to have withdrawn, from this Agreement; such demand shall specify the date of withdrawal which shall be at the end of any monthly period at least 90 days from the time of service of such demand.
            B. In the event of the withdrawal of any Fund from this Agreement, all its rights and obligations, except for lease commitments, under this Agreement (except such rights or obligations as have accrued prior to the date of withdrawal) shall terminate as of the date of the withdrawal. The withdrawing Fund shall surrender its Shares to Service Company, and (1) shall be entitled to receive from Service Company an amount equal to the excess of the fair value of (i) its Shares of other securities Service Company as of the date of its withdrawal less (ii) its proportionate interest in any liabilities of Service Company, including when appropriate any commitments of Service Company and unexpired leases at the date of withdrawal;
         (2) shall be obligated to pay Service Company an amount equal to the excess of (ii) over (i). Such amount to be received from or paid to Service Company shall be determined by the favorable vote of the holders of a majority of the Shares whose determination shall be conclusive upon the Funds. Any amount found payable by the Service Company to the withdrawing Fund shall be recoverable by Service Company from the Funds remaining under this Agreement in accordance with the provisions of Section 1.2, 1.3 and 1.4 hereof.
         5.3 Termination by Mutual Consent. In the event that all Funds withdraw from this Agreement without entering into a comparable successor agreement, each Fund shall surrender its Shares to Service Company and after payment by Service Company of all its liabilities, including the settlement of unexpired lease obligations, shall:
            A. Receive from Service Company in cash an amount equal to its proportionate share of the actual value of all assets of the Service Company which can be reduced readily to cash.
            B. Negotiate in good faith with the other Funds provision for the equitable use and/or disposition of assets of the Service Company which are not readily reducible to cash.
         5.4 Additional Parties to Agreement. Upon the favorable vote of two-thirds of the shareholders and of the holders of two-thirds of the Shares of the Service Company, any investment company registered under the Investment Company Act of 1940 may become a party to this Agreement and share as a Fund in all of the rights, duties and liabilities hereunder by adopting, executing and delivering to the Service Company and the Funds a signed copy of this Agreement which shall evidence that investment company's agreement to assume the duties and obligations of a Fund hereunder. Upon the delivery of a signed copy of this Agreement, the new Fund shall be subject to all provisions of this Agreement and become a holder of Shares by adjustment in cash investments among the Funds pursuant to Section 1.3. No person shall become a holder of shares without becoming a party to this Agreement.

                                  VI. GENERAL

         6.1 Definition of Certain Terms.   As used in this Agreement, the terms
set forth below shall mean:
            A. "Fair Value of Shares" shall mean the proportionate interest, as represented by the ratio of the number of Shares owned by a Fund to the number of Shares issued and outstanding, in all assets of the Service Company less all liabilities of the Service Company on the date fair value is to be determined. Assets shall be valued at fair market value. In case of any dispute as to the proportionate interest of any Fund or as to the fair value of the Shares, the issue shall be determined by the favorable vote of the holders of a majority of the Shares, whose determination shall be conclusive upon the Fund.
            B. "Person" shall mean a natural person, a corporation, a partnership, an association, a joint-stock company, a trust, a fund or any organized group of persons whether incorporated or not.
         6.2 Assignment. This Agreement shall bind and inure to the benefit of the parties thereto, their respective successors and assigns.
         6.3 Captions. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect.
         6.4 Amendment. Unless prohibited by applicable laws, regulations or orders of regulatory authorities and except as set forth below, this Agreement may be amended at any time and in one or more respects upon the favorable vote of the holders of a majority of the Shares (except that the vote required in Sections 3.1 and 5.4 may be amended only by the favorable votes of the number of holders or Shares specified therein) and without the further approval or vote of shareholders of any of the Funds; provided, however, that Section 1.4 (limiting cash investments by the Funds in Service Company) may not be amended unless and exemptive order permitting such amendment is obtained from the U.S. Securities and Exchange Commission.
         6.5 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
         In Witness Whereof, each of the parties hereto has caused the Agreement to be signed and its corporate seal to be hereto affixed by its proper officers thereunto duly authorized, all as of the date and year first above written.

                                                     The Vanguard Group, Inc.

Attest: /s/ Raymond J. Klapinsky                     BY:  /s/ John J. Brennan
       Raymond J. Klapinsky                             John J. Brennan
       Secretary                                        Chairman, President, and
                                                        Chief Executive Officer

The Vanguard Group of Investment Companies:

Vanguard Admiral Funds                 Vanguard Balanced Index Funds
Vanguard Bond Index Funds              Vanguard California Tax-Free Funds
Vanguard Convertible Securities Fund   Vanguard Explorer Fund
Vanguard Fenway Funds                  Vanguard Fixed Income Securities Funds
Vanguard Florida Tax-Free Funds        Vanguard Horizon Funds
Vanguard Index Funds                   Vanguard International Equity Index Funds
Vanguard Malvern Funds                 Vanguard Massachusetts Tax-Exempt Funds
Vanguard Money Market Reserves         Vanguard Morgan Growth Fund
Vanguard Municipal Bond Funds          Vanguard New Jersey Tax-Free Funds
Vanguard New York Tax-Free Funds       Vanguard Ohio Tax-Free Funds
Vanguard Pennsylvania Tax-Free Funds   Vanguard Preferred Stock Fund
Vanguard PRIMECAP Fund                 Vanguard Quantitative Funds
Vanguard Specialized Funds             Vanguard Tax-Managed Funds
Vanguard Treasury Fund                 Vanguard Trustees' Equity Fund
Vanguard Variable Insurance Funds      Vanguard Wellesley Income Fund
Vanguard Wellington Fund               Vanguard Whitehall Funds
Vanguard Windsor Funds                 Vanguard World Fund



Attest:

/s/ Raymond J. Klapinsky               BY:  /s/ John J. Brennan
Raymond J. Klapinsky                        John J. Brennan
Secretary                                   Chairman, President, and
                                            Chief Executive Officer

The Vanguard Group, Inc.


Attest: /s/Heidi Stam                       BY: /s/John J. Brennan
         Heidi Stam                                John J. Brennan
         Secretary                                 Chairman, President, and
                                                   Chief Executive Officer

THE VANGUARD GROUP OF INVESTMENT COMPANIES:

Vanguard Admiral Funds                 Vanguard Bond Index Funds
Vanguard California Tax-Free Funds     Vanguard Chester Funds
Vanguard Convertible Securities Fund   Vanguard Explorer Fund
Vanguard Fenway Funds                  Vanguard Fixed Income Securities Funds
Vanguard Florida Tax-Free Funds        Vanguard Horizon Funds
Vanguard Index Funds                   Vanguard International Equity Index Funds
Vanguard Malvern Funds                 Vanguard Massachusetts Tax-Exempt Funds
Vanguard Money Market Reserves         Vanguard Montgomery Funds
Vanguard Morgan Growth Fund            Vanguard Municipal Bond Funds
Vanguard New Jersey Tax-Free Funds     Vanguard New York Tax-Free Funds
Vanguard Ohio Tax-Free Funds           Vanguard Pennsylvania Tax-Free Funds
Vanguard Quantitative Funds            Vanguard Specialized Funds
Vanguard Tax-Managed Funds             Vanguard Treasury Fund
Vanguard Trustees' Equity Fund         Vanguard Valley Forge Funds
Vanguard Variable Insurance Funds      Vanguard Wellesley Income Fund
Vanguard Wellington Fund               Vanguard Whitehall Funds
Vanguard Windsor Funds                 Vanguard World Fund


Attest:  /s/Heidi Stam               BY: /s/ John J. Brennan
         Heidi Stam                  John J. Brennan
         Secretary                   Chairman, President, and
                                     Chief Executive Officer

Signature page revised as of October 10, 2007.